Exhibit 99.1

AAON Reports First Quarter 2026 Results with Record Sales and Backlog, Robust Earnings Growth, and Raises Full-Year Guidance

First Quarter 2026 Results
(All comparisons are year-over-year, unless otherwise noted)

•Delivered record sales and accelerated earnings growth on strong demand and expanding production throughput
◦Net sales grew 54.3% to a record $496.9 million
◦Operating margins reflected early benefits from improving utilization, with margin improvement expected to build as capacity absorption improves
◦GAAP diluted EPS increased 37.1% to $0.48 reflecting strong earnings growth on higher volume

•Total backlog increased 107.4% to a record $2.1 billion, driven by continued strength from the data center market
Raises 2026 Outlook

•2026 outlook now reflects revenue growth of 40%-45% and gross margins of approximately 27-28%, supported by record backlog, expanded capacity, and improving operational execution

TULSA, Okla., May 7, 2026 - AAON, INC. (NASDAQ-AAON), a leader in high-performing, energy-efficient HVAC solutions that bring long-term value to customers and owners, today announced its results for the first quarter of 2026.

First Quarter 2026 Results

Net sales for the first quarter of 2026 increased 54.3% to $496.9 million, from $322.1 million in the first quarter of 2025. This growth was driven by strong demand across both the AAON and BASX brands, and accelerating production throughput made possible by investments made in capacity and operational execution. BASX-branded sales increased 72.4% to $228.6 million, reflecting continued strength in data center cooling demand, higher production volumes, and increased utilization of recently commissioned capacity. AAON-branded sales increased 41.6% to $268.4 million, supported by a strong backlog and accelerating production rates. Booking activity remained solid across both brands, supporting continued share gains and elevated backlog levels. BASX-branded products ended the quarter with backlog up 160.0%, while AAON‑branded bookings demonstrated continued resilience in a softer market environment.

Gross profit margin in the quarter was 25.1%, compared to 26.8% in the prior-year period. The year‑over‑year decline reflected unabsorbed fixed costs associated with recent capacity investments, temporary outsourcing used to support accelerated growth, and transitory price and cost timing dynamics. These effects are intentional and temporary, and are expected to unwind as internal capacity scales and utilization improves.

Selling, general and administrative expenses as a percent of sales declined 220 basis points to 13.7%, demonstrating strong operating leverage and disciplined cost management.

Earnings per diluted share were $0.48, an increase of 37.1% from $0.35 in the first quarter of 2025.

“First‑quarter results demonstrate strong earnings growth driven by higher volume, improved execution, and continued share gains,” said President and CEO Matt Tobolski. “We delivered record sales, improved cash flow, and higher production throughput across our manufacturing network. Importantly, the additional volume we are taking on is carrying attractive incremental contribution, allowing earnings to grow while we intentionally sequence margin improvement during this phase of capacity ramp.

"Our backlog provides exceptional visibility, particularly across the BASX-brand, and positions us to drive continued growth as we move through the year. At the same time, increasing utilization across existing capacity is expected to support margin improvement over time as fixed costs are absorbed, equipment comes fully online, and productivity continues to improve.

"As we progress through 2026, our priorities are clear and unchanged. Drive throughput, convert backlog, and deliver disciplined margin progression over time. We have built the foundation, and we are now focused on converting that foundation into durable earnings power and long-term returns."

Backlog

	March 31, 2026	December 31, 2025	March 31, 2025
	(in thousands)
AAON-branded products	$509,806	$526,350	$403,863
BASX-branded products	1,619,649	1,302,145	623,006
	$2,129,455	$1,828,495	$1,026,869

Total backlog increased 107.4% year-over-year to $2.13 billion, and increased 16.5% sequentially. The sequential growth was driven entirely by the BASX brand, with backlog increasing 24.4% from the prior quarter. Sustained data center demand and BASX's custom-engineered solutions continue to support share gains. As planned, AAON-branded products backlog declined sequentially 3.1%, reflecting a deliberate increase in production to address extended lead times, with manufacturing output exceeding order intake during the quarter. Order activity of AAON equipment remained solid, supporting continued share gains despite softer end-market conditions.

2026 Outlook

Dr. Tobolski concluded, “We are encouraged by the start of the year and the momentum we are seeing across the business. Backlog and demand remain exceptionally strong, providing the visibility and stability needed to maintain a sharp focus on execution, production ramp‑up, and customer fulfillment. We are pleased with the benefits we are starting to see from operational investments, and we have meaningful opportunity ahead to further increase production volumes and enhance productivity, which support improved results over time.

"We now expect 2026 sales to grow 40%-45%, with gross margin of 27%-28%, reflecting intentional ramp decisions early in the year and improving margin as utilization and productivity increases through the year. We anticipate SG&A expenses as a percentage of sales will be 14%-15% and expect depreciation and amortization expenses of $95-$100 million.”

	Current	Prior
Metric	FY26	FY26

YoY Sales Growth	40%-45%	18%-20%

Gross Profit Margin	27%-28%	29%-31%

SG&A as a % of sales	14%-15%	~16%

Depreciation & Amortization	$95M-$100M	$95M-$100M

Segment Results

AAON Oklahoma

	Three Months Ended
(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net sales	$243,967	$215,503	$161,838

Gross profit	$64,272	$59,168	$40,600
Gross profit margin	26.3%	27.5%	25.1%

Net sales for the AAON Oklahoma segment totaled $244.0 million, an increase of 50.7% year-over-year, driven by a strong starting backlog and ongoing production enhancements that improved backlog conversion despite a challenging industry environment. First‑quarter 2026 results also benefited from an easier year‑over‑year comparison, as the prior‑year period was disrupted by the industry’s refrigerant transition, contributing to regained market share.

Gross margin for the segment was 26.3%, compared to 25.1% in the first quarter of 2025. Overhead expenses associated with the new Memphis facility impacted segment margin by $9.8 million. Excluding these costs, segment margins were 29.6%. During the quarter, the segment was impacted by elevated outsourcing levels, price‑cost timing dynamics, and tariff‑related costs, all of which are temporary and do not change the long-term earnings power of the segment.

AAON Coil Products

	Three Months Ended
(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net sales	$117,611	$102,619	$94,023

Gross profit	$28,302	$21,827	$29,858
Gross profit margin	24.1%	21.3%	31.8%

Net sales for the AAON Coil Products segment totaled $117.6 million, up 25.1% compared to the same period last year. Growth was driven primarily by BASX-branded liquid cooling sales of $93.2 million, up 40.5% during the period, while AAON‑branded sales declined 11.8% year-over-year.

AAON Coil Products gross margin was 24.1%, declining year-over-year from 31.8%, but increasing sequentially from 21.3%. The sequential margin expansion reflected improved operating leverage on higher throughput at the Longview facility, including a favorable mix of higher-margin BASX sales.

BASX

	Three Months Ended
(in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net sales	$135,358	$106,095	$66,193

Gross profit	$32,391	$28,775	$15,906
Gross profit margin	23.9%	27.1%	24.0%

Net sales for the BASX segment increased 104.5% to $135.4 million from $66.2 million in the prior-year period. The year-over-year growth reflected strong demand for data center equipment, supported by robust order intake and elevated backlog levels. Increased production from the Company's new Memphis facility played a key role by expanding capacity and driving higher sales volumes.

BASX segment gross margin was 23.9%, unchanged from the prior-year period. Margin stability reflected strong volume growth, offset by incremental resources and investments to support future growth and share gains. These incremental costs also contributed to the sequential margin contraction.

Balance Sheet & Cash Flow

As of March 31, 2026, the company had cash, cash equivalents and restricted cash of $1.1 million and a balance on its revolving credit facility of $425.2 million. Andy Cheung, CFO and Treasurer, commented, “During the first quarter, operating cash flow totaled $34.0 million, representing the highest level since the third quarter of 2024. This improvement reflected higher earnings and enhanced working capital efficiency. Capital expenditures totaled $52.9 million, primarily reflecting continued investments in incremental capacity to support future growth. As improvements in profitability and productivity continue, we expect these trends to support stronger cash flow and a healthier balance sheet over time.”

Conference Call

The company will host a conference call and webcast this morning at 9:00 a.m. EST to discuss the first quarter of 2026 results and outlook. The conference call will be accessible via dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The dial-in is accessible at 1-888-880-3330. To access the listen-only webcast, please register at https://app.webinar.net/x89XOEkP41z. On the next business day following the call, a replay of the call will be available on the company’s website at https://aaon.com/investors.

About AAON

Founded in 1988, AAON is a global leader in HVAC solutions for commercial, industrial and data center indoor environments. The company's industry-leading approach to designing and manufacturing highly configurable and custom-made equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. Its highly engineered equipment is sold under the AAON and BASX brands. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.aaon.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in any forward-looking statements, see “Risk Factors” and “Forward Looking Statements” in AAON’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by AAON’s Quarterly Reports on Form 10-Q, and AAON’s Current Reports on Form 8-K.

Contact Information

Joseph Mondillo
Director of Investor Relations & Corporate Strategy
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
	2026	2025
	(in thousands, except per share data)
Net sales	$496,936	$322,054
Cost of sales	371,971	235,690
Gross profit	124,965	86,364
Selling, general and administrative expenses	67,906	51,293
Gain on disposal of assets	—	(40)
Income from operations	57,059	35,111
Interest expense	(5,055)	(2,802)
Other income, net	77	174
Income before taxes	52,081	32,483
Income tax provision	12,266	3,191
Net income	$39,815	$29,292
Earnings per share:
Basic EPS	$0.49	$0.36
Diluted EPS	$0.48	$0.35
Cash dividends declared per common share:	$0.10	$0.10
Weighted average shares outstanding:
Basic	81,756,604	81,472,351
Diluted	83,179,954	83,351,536

AAON, Inc. and Subsidiaries
Segment Net Sales and Profit
(Unaudited)

	Three Months Ended March 31,
	2026	2025
	(in thousands)
AAON Oklahoma
External sales	$243,967	$161,838
Inter-segment sales	44,509	3,839
Eliminations	(44,509)	(3,839)
Net sales	243,967	161,838
Cost of sales[1]	179,695	121,238
Gross profit	64,272	40,600
AAON Coil Products
External sales	$117,611	$94,023
Inter-segment sales	6,818	3,579
Eliminations	(6,818)	(3,579)
Net sales	117,611	94,023
Cost of sales[1]	89,309	64,165
Gross profit	28,302	29,858
BASX
External sales	$135,358	$66,193
Inter-segment sales	(2)	43
Eliminations	2	(43)
Net sales	135,358	66,193
Cost of sales[1]	102,967	50,287
Gross profit	32,391	15,906
Consolidated gross profit	$124,965	$86,364
1 Presented after intercompany eliminations.

The reconciliation between consolidated gross profit to consolidated income from operations is as follows:

Consolidated gross profit	$124,965	$86,364
Less: Selling, general and administrative expenses	67,906	51,293
Add: gain on disposal of assets	—	(40)
Consolidated income from operations	$57,059	$35,111

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	March 31, 2026	December 31, 2025
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$13	$13
Restricted cash	1,087	1,226
Accounts receivable, net	290,161	314,387
Income tax receivable	19,691	27,445
Inventories, net	313,203	261,151
Contract assets, net	298,368	247,037
Prepaid expenses and other	21,177	17,921
Total current assets	943,700	869,180
Property, plant and equipment, net	654,857	631,262
Intangible assets, net and goodwill	171,913	165,799
Right of use assets	17,335	17,988
Other long-term assets	1,907	2,281
Total assets	$1,789,712	$1,686,510

Liabilities and Stockholders' Equity
Current liabilities:
Short-term obligations of NMTC[1]	7,535	7,535
Accounts payable	160,139	110,437
Accrued liabilities	136,731	132,213
Contract liabilities	55,229	80,670
Total current liabilities	359,634	330,855
Debt, long-term	425,154	398,320
Deferred tax liabilities	34,899	30,313
Other long-term liabilities	27,038	23,299
New markets tax credit obligations[1]	8,778	8,738
Commitments and contingencies (Note 19)
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 200,000,000 shares authorized, 81,851,483 and 81,691,075 issued and outstanding at March 31, 2026 and December 31, 2025, respectively	327	327
Additional paid-in capital	71,913	64,358
Retained earnings	861,969	830,300
Total stockholders' equity	934,209	894,985
Total liabilities and stockholders' equity	$1,789,712	$1,686,510
1 Held by variable interest entities

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Operating Activities	(in thousands)
Net income	$39,815	$29,292
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	20,903	18,943
Amortization of debt issuance costs	40	52
Amortization of right of use assets	40	25
(Recoveries of) Provision for losses on accounts receivable, net of adjustments	(120)	88
Provision for excess and obsolete inventories, net of write-offs	701	57
Share-based compensation	7,696	4,021
Other	—	(45)
Deferred income taxes	4,586	5,976
Changes in assets and liabilities:
Accounts receivable	24,346	(17,631)
Income tax receivable	7,754	(3,323)
Inventories	(52,753)	(11,489)
Contract assets	(51,331)	(53,235)
Prepaid expenses and other long-term assets	(1,487)	(2,703)
Accounts payable	50,375	21,625
Contract liabilities	(25,441)	1,508
Extended warranties	4,387	37
Accrued liabilities and other long-term liabilities	4,483	(2,412)
Net cash provided by (used in) operating activities	33,994	(9,214)
Investing Activities
Capital expenditures	(45,127)	(46,723)
Grant proceeds received	1,650	—
Proceeds from sale of property, plant and equipment	—	40
Acquisition of intangible assets	(7,808)	(3,717)
Principal payments from note receivable	—	12
Net cash used in investing activities	(51,285)	(50,388)
Financing Activities
Borrowings of debt	252,867	235,925
Payments of debt	(226,033)	(138,411)
Payment related to financing costs	(1,395)	—
Stock options exercised	3,062	4,356
Repurchase of stock - open market	—	(31,536)
Repurchases of stock - LTIP plans (Note 17)	(3,203)	(6,768)
Cash dividends paid to stockholders	(8,146)	(8,095)
Net cash provided by financing activities	17,152	55,471
Net decrease in cash, cash equivalents, and restricted cash	(139)	(4,131)
Cash, cash equivalents, and restricted cash, beginning of period	1,239	6,514
Cash, cash equivalents, and restricted cash, end of period	$1,100	$2,383

Use of Non-GAAP Financial Measures

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The company believes that this non-GAAP financial measure enhances the ability of investors to analyze the company’s business trends and operating performance as they are used by management to better understand operating performance. Since adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures and are susceptible to varying calculations, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

Non-GAAP Adjusted Net Income

The company defines non-GAAP adjusted net income as net income adjusted for any infrequent events, such as litigation settlements, net of profit sharing and tax effect, in the periods presented.

The following table provides a reconciliation of net income (GAAP) to non-GAAP adjusted net income for the periods indicated:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Net income, a GAAP measure	$39,815	$29,292
Add: Memphis incentive fee[1]	—	2,700
Profit sharing effect[2]	—	(230)
Tax effect	—	(627)
Non-GAAP adjusted net income	$39,815	$31,135
Non-GAAP adjusted earnings per diluted share	$0.48	$0.37
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The company’s EBITDA measure provides additional information which may be used to better understand the company’s operations. EBITDA is one of several metrics that the company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the company, may not be comparable to similarly titled measures reported by other companies. The company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the company’s management team and by other users of the company’s consolidated financial statements.

Adjusted EBITDA is calculated as EBITDA adjusted by items in non-GAAP adjusted net income, above, except for taxes, as taxes are already excluded from EBITDA.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and Adjusted EBITDA (non-GAAP) for the periods indicated:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Net income, a GAAP measure	$39,815	$29,292
Depreciation and amortization	20,903	18,943
Interest expense, net	5,055	2,802
Income tax expense	12,266	3,191
EBITDA, a non-GAAP measure	$78,039	$54,228
Add: Memphis incentive fee[1]	—	2,700
Profit sharing effect[2]	—	(230)
Adjusted EBITDA, a non-GAAP measure	$78,039	$56,698
Adjusted EBITDA margin	15.7%	17.6%
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.

Non-GAAP Adjusted Selling, General and Administrative Expenses

The following table provides a reconciliation of selling, general and administrative expenses (GAAP) to adjusted selling, general and administrative expenses (non-GAAP) for the periods indicated:

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Non-GAAP Adjusted Selling, General and Administrative Expenses
SG&A, a GAAP measure	$67,906	$51,293
Less: Memphis Incentive Fee[1]	—	2,700
Profit Sharing effect[2]	—	(230)
Non-GAAP adjusted SG&A expenses	$67,906	$48,823
As a percent of sales	13.7%	15.2%

[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.